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                                                                      Exhibit 14


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Post-Effective Amendment No. 6 to the Registration Statement (Form N-6 No. 333-104719) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life Flexible Premium Variable Life Account S, which are incorporated by reference into Post-Effective Amendment No. 7, and to the use therein of our reports dated
(a) March 8, 2005, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 1, 2005, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life
Account S.


Fort Wayne, Indiana                                  /s/ Ernst & Young, LLP
May 9, 2005